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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT made as of this 12th day of November, 1996, by and between Black Hawk Gaming & Development Company, Inc., a Colorado corporation ("Black Hawk"), and Jeffrey P. Jacobs ("Executive").

         1. TERM. Black Hawk agrees to employ Executive, and Executive agrees to serve Black Hawk, on the terms and conditions of this Agreement for a three (3) year period (such period, subject to earlier termination as provided herein, being referred to as the "Period of Employment") commencing as of November 12, 1996 (the "Commencement Date").

         2. DUTIES AND SERVICES. During the Period of Employment, Executive agrees to serve Black Hawk as Chief Executive Officer and Co-Chairman of the board of Black Hawk and in such other offices and directorships of Black Hawk and of its subsidiaries and related companies (collectively, "Affiliates") to which he may be elected or appointed, and to perform the duties commensurate with such positions and such other reasonable and appropriate duties as may be requested of him by the board of directors of Black Hawk (the "Board of Directors"), in accordance with this Agreement and in compliance with all applicable laws and regulations. Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote such time, energy, and skill to the business and affairs of Black Hawk and its Affiliates and to the promotion of their interests as is necessary to perform the duties required of him by this Agreement. The principal place of performance by Executive of his duties hereunder shall be in Cleveland, Ohio or at such other location as may be mutually agreed upon by Black Hawk and Executive, but Executive may be reasonably required to travel outside that area in the performance of Executive's responsibilities.

         3.      COMPENSATION.

                 (a) Base Salary and Additional Payment. As compensation for his services under this Agreement, Black Hawk shall pay Executive commencing November 12, 1996 and thereafter, during the Period of Employment, an annual base salary in the amount of $150,000 in accordance with Black Hawk's normal payroll practices (the "Base Salary"). In addition, from and after the time that Diversified Opportunities Group Ltd. ("Diversified") has converted such portion of the unpaid principal balance under that certain Convertible Note of Black Hawk of even date herewith into 820,000 or more Shares (the "Conversion"), thereafter, Black Hawk shall pay the Executive, during the Period of Employment, 2.5% of Black Hawk's pre-tax net income in excess of $2,880,000 in each fiscal year determined in accordance with generally accepted accounting principles determined for each calendar year (including the year of the Conversion) on or before March 31 of the succeeding year (the "Additional Payment'). Executive's Base Salary shall be subject to periodic increases by the Board of Directors in its discretion. The Base Salary and the Additional Payment are sometimes collectively referred to herein as the "Compensation."
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                 (b)      Bonus.  During the Period of Employment, Executive
shall be entitled to such bonuses and other benefits as the Compensation Committee or the Board of Directors may periodically award in its discretion. Nothing contained herein shall preclude Executive from participating in the present or future employee benefit plans of Black Hawk or of any Affiliate, including without limitation any pension plan, profit-sharing plan, savings plan, or stock option plan. Specifically, Executive shall be a participant in Black Hawk's 1996 Incentive Stock Option Plan.

                 (c) Health Insurance. During the Period of Employment, provided eligibility requirements are met, Executive shall be entitled to family health insurance coverage, at Black Hawk's expense, under Black Hawk's current health insurance plan or any successor plan thereto.

                 (d) Fringe Benefits. Executive shall receive employment fringe benefits no less favorable than those made available to Black Hawk's most senior executives.

                 (e) Expenses. All travel and other expenses incident to the rendering of services by Executive under this Agreement shall be paid by Black Hawk. If any such expenses are paid in the first instance by Executive, Black Hawk shall reimburse him therefor on presentation of the appropriate documentation required by the Internal Revenue Code and Regulations or otherwise required under Black Hawk policy in connection with such expenses.

                 (f) Vacation. Executive shall be entitled to paid vacation, to be taken at times mutually satisfactory to Executive and the Board of Directors of Black Hawk, for such periods of time as permitted for Black Hawk's most senior executives.

         4.      EARLY TERMINATION.

                 (a) Termination for Cause or Death and Disability. Notwithstanding the provisions of Section 1, Executive may be discharged by Black Hawk for Cause (as defined in Section 4(c), in which event the Period of Employment shall terminate and Black Hawk shall have no further obligation or duties under this Agreement, except for obligations accrued under Section 3 at the date of termination. In addition, the Period of Employment shall terminate upon the earliest to occur of the following events: (i) the death of Executive, or (ii) at the election of the Board of Directors (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days.

                 (b) Other Termination. If (i) Executive is discharged by Black Hawk other than for Cause and other than because of death or physical or mental disability under Section 4(a), or (ii) Executive terminates employment with Black Hawk for "good reason" (as defined in Section 4(d)), Executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 5. If the Period of Employment is terminated pursuant to the preceding sentence, Black Hawk shall, in addition





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to paying the obligations accrued under Section 3 at the date of termination,
(i) continue to pay Executive the Compensation otherwise payable to him under
Section 3(a) for one year or the remaining Period of Employment, whichever is shorter (the "Continuation Period") and (ii) continue to provide the health insurance coverage described in Section 3(c) during the Continuation Period.

                 (c) Cause. For purposes of this Agreement, cause ("Cause") shall be deemed to exist only (i) on Executive's consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations under this Agreement, (ii) on the material breach by Executive of this Agreement, or (iii) on the revocation or suspension of any license necessary for Executive to perform under this Agreement, in all cases, following written notice from Black Hawk to the Executive and the Executive's failure to cure the events described in such notice within thirty
(30) days following receipt of such notice by the Executive.

                 (d) Good Reason. For purposes of this Agreement, the term "good reason" means (i) the assignment to Executive of any duties or responsibilities that in Executive's reasonable judgment are inconsistent in any respect with Executive's position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities as contemplated by Section 2, or any other action by Black Hawk that in Executive's reasonable judgment results in a substantial diminishment in such position, authority, duties, or responsibilities; (ii) Black Hawk's requiring relocation of Executive, without his prior written consent, to a place of employment other than in Ohio, except for travel reasonably required in the performance of Executive's responsibilities; or (iii) Black Hawk's failure to substantially comply with the provisions of Section 3 of this Agreement.

         5.      CONFIDENTIALITY

                 (a) Confidential Material. Black Hawk and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and that, as a result of such employment, Executive will possess confidential information, proprietary information, and trade secrets (collectively, "Confidential Material") relating to the business practices of Black Hawk and its Affiliates. Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by Black Hawk, or (ii) use, except during his employment by Black Hawk in the business and for the benefit of Black Hawk or any of its Affiliates, any Confidential Material acquired by Executive during his employment by Black Hawk, without the prior written consent of Black Hawk. On termination of his employment with Black Hawk for any reason, Executive agrees to return to Black Hawk all tangible manifestations of Confidential Materials and all copies thereof. All programs, ideas, strategies, approaches, practices, or inventions created, developed, obtained, or conceived of by Executive prior to or during the term thereof, and all business opportunities presented to Executive during the term hereof by reason of his engagement by Black Hawk shall be owned by and belong exclusively to Black Hawk, provided that they are related in any manner to its business or that of any of its Affiliates. Executive shall (i) promptly disclose all such programs, ideas, strategies,





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approaches, practices, inventions, or business opportunities to Black Hawk and
(ii) execute and deliver to Black Hawk, without additional compensation, such instruments as Black Hawk may require from time to time to evidence its ownership of any such items.

                 (b) Injunctive Relief. Executive agrees that the remedy at law for any breach by him of this section will be inadequate and that Black Hawk shall be entitled to injunctive relief.

         6.      MISCELLANEOUS.

                 (a) Notices. All notices given under this Agreement must be in writing and must be delivered, sent by facsimile transmission, or sent by certified mail, postage paid, return receipt requested, to the following addresses or to such other addresses as the parties may designate in writing:

                 If to Black Hawk:           Black Hawk Gaming &
                                             Development Company, Inc.
                                             2060 Broadway, Suite 400
                                             Boulder, Colorado 80302
                                             Attn: Stephen R. Roark,
                                                  Senior Vice President
                                             Fax No.: (303) 444-7968

                 If to Executive:            Jeffrey P. Jacobs
                                             425 Lakeside Ave.
                                             Cleveland, Ohio  44114
                                             Fax No.: (216) 861-4590

Such notices shall be effective on delivery if delivered in person and either on actual receipt or three days after mailing, whichever is earlier, if delivered by mail or by facsimile.

                 (b) Parties in Interest. This Agreement shall be binding upon and inure to the benefit of Executive, and it shall be binding upon and inure to the benefit of Black Hawk and any corporation succeeding to all or substantially all of the business and assets of Black Hawk by merger, consolidation, purchase of assets or otherwise.

                 (c) Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all other oral and written agreements concerning the same subject matter.

                 (d) Governing law. This Agreement shall be governed by Colorado law.





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                 (e)      Severability. If any provision is unenforceable for
any reason, it shall be deemed stricken from the Agreement but shall not otherwise affect the intention of the parties or the remaining provisions of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.


BLACK HAWK GAMING &
DEVELOPMENT COMPANY, INC.

By: /s/ STEPHEN R. ROARK                          /s/ JEFFREY P. JACOBS
    ------------------------------                ------------------------------
                                                  Jeffrey P. Jacobs
Its: President
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